SOUTHWEST AIRLINES REPORTS NOVEMBER TRAFFIC

DALLAS, TEXAS – December 8, 2015 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its November and year-to-date preliminary traffic statistics. The Company flew 9.7 billion revenue passenger miles (RPMs) in November 2015, a 13.9 percent increase from the 8.6 billion RPMs flown in November 2014. Available seat miles (ASMs) increased 9.7 percent to 11.7 billion in November 2015, compared with the November 2014 level of 10.7 billion. The November 2015 load factor was a record for the month of November at 83.2 percent, compared with 80.1 percent in November 2014. Based on these results and current trends, the Company estimates its fourth quarter 2015 operating revenue per ASM (RASM) will be approximately flat to down 1.0 percent, compared with fourth quarter 2014.

For the eleven months ended November 2015, the Company flew 107.5 billion RPMs, compared with 98.8 billion RPMs flown for the same period in 2014, an increase of 8.8 percent. Year-to-date 2015 ASMs increased 7.2 percent to a level of 128.4 billion, compared with 119.9 billion for the same period in 2014. The year-to-date load factor was 83.7 percent, compared with 82.4 percent for the same period in 2014.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company’s financial outlook and projected results of operations. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the Company’s ability to timely and effectively maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iii) the impact of governmental regulations and other governmental actions related to the Company's operations; and (iv) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

NOVEMBER
	2015	2014	Change
Revenue passengers carried	10,041,610	9,011,648	11.4%
Enplaned passengers	12,141,358	10,898,103	11.4%
Revenue passenger miles (000s)	9,743,256	8,553,730	13.9%
Available seat miles (000s)	11,707,019	10,674,900	9.7%
Load factor	83.2%	80.1%	3.1 pts.
Average length of haul	970	949	2.2%
Trips flown	105,280	100,442	4.8%

YEAR-TO-DATE
	2015	2014	Change
Revenue passengers carried	108,065,304	100,902,542	7.1%
Enplaned passengers	132,203,848	124,100,764	6.5%
Revenue passenger miles (000s)	107,478,910	98,810,751	8.8%
Available seat miles (000s)	128,440,005	119,852,237	7.2%
Load factor	83.7%	82.4%	1.3 pts.
Average length of haul	995	979	1.6%
Trips flown	1,159,150	1,150,952	0.7%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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